Exhibit 99.1

TREMOR VIDEO REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

First Quarter 2015 Revenue Grows Over 16%

For the first quarter:

•                  Total revenue grew 16.4% year-over-year to $40.6 million

•                  Net loss of ($7.0) million; Non-GAAP Adjusted EBITDA of ($3.9) million

•                  Net loss per share of ($0.14); Non-GAAP Adjusted EBITDA per share of ($0.08)

New York, NY —May 7, 2015 — Tremor Video, Inc. (NYSE: TRMR), an advertising technology company elevating brand performance across all screens for the world’s leading brands and publishers, today announced financial results for the first quarter ended March 31, 2015.

“Our first quarter results highlight the successful execution of our strategy and the strength of our premium video marketplace,” said Bill Day, President and CEO of Tremor Video.  “We are seeing a return on our technology investments with traction in our programmatic business and continued adoption of our proprietary higher margin products, which for the first time represented a majority of our revenue.”

Q1 2015 Financial Summary

Revenue: For the three months ended March 31, 2015, revenue was $40.6 million compared to $34.9 million for the same period one year ago, representing a 16.4% increase.

Gross Margin: For the three months ended March 31, 2015, gross margin was 39.9% compared to 34.2% for the same period one year ago.

Net Loss:  For the three months ended March 31, 2015, net loss was ($7.0) million compared to a net loss of ($7.2) million for the same period one year ago.

Adjusted EBITDA: For the three months ended March 31, 2015, Adjusted EBITDA, a non-GAAP financial measure, was ($3.9) million compared to Adjusted EBITDA of ($4.6) million for the same period one year ago.

EPS:  For the three months ended March 31, 2015, basic and diluted net loss per share was ($0.14). Non-GAAP basic and diluted Adjusted EBITDA per share was ($0.08). Basic and diluted net loss per share and Non-GAAP basic and diluted Adjusted EBITDA per share are based on 51.2 million weighted average shares of common stock for the three months ended March 31, 2015.

Business & Financial Highlights

As a percentage of total revenue, revenue attributable to performance-based pricing for the three months ended March 31, 2015 was 28.9% compared to 22.6% for the same period one year ago.

As a percentage of total revenue, revenue attributable to our All-Screen product for the three months ended March 31, 2015 was 44.8%.   Our All-Screen product, which we introduced during

the second quarter of 2014, optimizes delivery of video ad campaigns across screens, eliminating the need for advertisers to allocate campaign budgets to a specific device.

Guidance

Based on information available as of May 7, 2015, the Company expects the following:

Q2 2015:  Second quarter revenue is expected to be in the range of $45.0 million to $47.0 million and Adjusted EBITDA is expected to be in the range of ($3.0) million to ($2.0) million.

Full Year 2015:  The Company reiterates its guidance for full year 2015 as follows:

Full year 2015 revenue is expected to be in the range of $195.0 million to $200.0 million and Adjusted EBITDA is expected to be in the range of ($7.0) million to ($3.0) million.

Q1 2015 Financial Results Conference Call: Tremor Video will host a conference call today at 4:30 p.m. ET to discuss its first quarter financial results with the investment community. A live webcast of the event will be available on the Tremor Video Investor Relations website at http://investor.tremorvideo.com. A live domestic dial-in is available at (877)407-9039 or internationally at (201)689-8470. Until May 21, 2015, a domestic replay will be available at (877)870-5176 or internationally at (858)384-5517, using passcode 13606516, and via webcast on the Tremor Video Investor Relations website.

About Tremor Video

Tremor Video (NYSE:TRMR) helps make every advertising moment more relevant for consumers. The company’s heritage as custodians of the most recognized advertiser and publisher brands is built on leadership in all-screen analytics and a long-standing commitment to transparency. Our premium video marketplace offers the full spectrum of video ad products and services, including premium programmatic buying and selling and analytics that connect the two.

“Safe harbor” Statement:

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those set forth in or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements related to Tremor Video’s future financial results or growth potential, including second quarter 2015 and 2015 full year financial guidance, and statements with respect to future revenue mix or the development or adoption of the company’s solutions. Important factors that could cause actual results or the timing of events to differ materially from those set forth in or implied by any forward-looking statements include, without limitation, risks and uncertainties associated with: the company’s limited operating history and the continuing development of its business model; unfavorable conditions in the global economy or reductions in digital advertising spend; the company’s ability to effectively innovate and adapt to rapidly changing technology and client needs; increased competition as well as innovations by new and existing competitors; expansion of the online video advertising market; the company’s ability to attract new advertisers and increase spend from existing advertisers; the company’s ability to attract advertising spend from TV media buyers; adoption of brand-centric metrics, advanced ad formats and performance-based pricing models by advertisers; the company’s ability to effectively deliver video ad campaigns with demo guarantees; adoption of the company’s programmatic solutions by advertisers and publishers; adoption of the company’s All-Screen product by advertisers; the company’s ability to acquire an adequate supply of premium video advertising inventory from publishers on terms that are favorable to it; the company’s ability to detect fraudulent or malicious activity and ensure a high level of brand safety for its clients; identifying, attracting and retaining qualified personnel; defects, errors or interruptions in the company’s solutions; the company’s ability to collect and use data to deliver video ads; the effect of regulatory developments and industry standards regarding internet privacy and other matters; maintaining, protecting and enhancing the company’s intellectual property; costs associated with defending intellectual property infringement, securities litigation and other claims; future opportunities and plans, including the uncertainty of expected future financial performance and results; as well as other risks and uncertainties detailed from time-to-time under the caption “Risk Factors” and elsewhere in Tremor Video’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the U.S. Securities and Exchange Commission on March 16, 2015, and future filings and reports by the company, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Forward-looking statements are based on current expectations and beliefs and are not guarantees of future performance or events.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Furthermore, forward-looking statements speak only as of the date on which they are made, and, except as required by law, Tremor Video disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Tremor Video reports Adjusted EBITDA and basic and diluted Adjusted EBITDA per share which are non-GAAP financial measures. We define Adjusted EBITDA as net loss plus (minus): interest expense and other income, net, income tax expense, depreciation and amortization expense, non-cash stock-based compensation expense, non-cash stock-based long-term incentive compensation, and litigation costs associated with class action securities litigation. We define Adjusted EBITDA per share as Adjusted EBITDA divided by weighted average common shares outstanding. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that these measures provide useful information about our operating results, enhance the overall understanding of our past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Non-GAAP financial measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.  With respect to our expectations under “Guidance” above, reconciliation of Adjusted EBITDA guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price.  We expect the variability of the above charges to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

###

Investor Relations Contact:

Andrew Posen

Senior Director Investor Relations

212-792-2315

IR@TremorVideo.com

Public Relations Contact:

Billy Kenny

Tremor Video Corporate Communications

646-421-6217

BKenny@TremorVideo.com

Tremor Video, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$74,676	$77,787
Accounts receivable, net	43,355	46,765
Prepaid expenses and other current assets	4,216	1,571
Deferred tax assets, short-term	194	194
Total current assets	122,441	126,317
Long-term assets:
Restricted cash	600	600
Property and equipment, net	8,728	5,574
Intangible assets, net	14,343	15,552
Goodwill	29,719	29,719
Other assets	255	243
Total long-term assets	53,645	51,688
Total assets	$176,086	$178,005

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$38,262	$37,258
Deferred rent and security deposits payable, short-term	272	20
Deferred revenue	22	15
Total current liabilities	38,556	37,293
Deferred rent, long-term	3,191	745
Deferred tax liabilities, long-term	194	194
Total liabilities	41,941	38,232
Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	275,462	274,094
Accumulated other comprehensive income	52	98
Accumulated deficit	(141,374)	(134,424)
Total stockholders’ equity	134,145	139,773
Total liabilities and stockholders’ equity	$176,086	$178,005

Tremor Video, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2015	2014
	(unaudited)

Revenue	$40,603	$34,869
Cost of revenue	24,410	22,943
Gross profit	16,193	11,926

Operating expenses:
Technology and development(1)	4,951	4,331
Sales and marketing(1)	11,961	9,451
General and administrative(1)	4,344	3,713
Depreciation and amortization	1,777	1,586
Total operating expenses	23,033	19,081

Loss from operations	(6,840)	(7,155)

Interest and other income, net:
Interest expense	(2)	—
Other income, net	14	5
Total interest and other income, net	12	5

Loss before provision for income taxes	(6,828)	(7,150)
Provision for income taxes	122	79
Net loss	$(6,950)	$(7,229)

Net loss per share:
Basic and diluted	$(0.14)	$(0.14)

Weighted-average number of shares of common stock outstanding:
Basic and diluted	51,217,220	50,297,747

(1) Stock-based compensation expense included above:

	Three Months Ended
	March 31,
	2015	2014
	(unaudited)

Technology and development	$214	$194
Sales and marketing	409	359
General and administrative	485	414
Total stock-based compensation expense	$1,108	$967

Tremor Video, Inc.

Reconciliation of Non-GAAP Financial Information

(in thousands)

	Three Months Ended
	March 31,
	2015	2014
	(unaudited)

Net loss	$(6,950)	$(7,229)
Adjustments:
Depreciation and amortization expense	1,777	1,586
Stock-based compensation expense	1,108	967
Stock-based long-term incentive compensation	19	(40)
Interest and other income, net	(12)	(5)
Provision for income taxes	122	79
Litigation costs	4	69
Total net adjustments	3,018	2,656
Adjusted EBITDA	$(3,932)	$(4,573)

Tremor Video, Inc.

Reconciliation of Non-GAAP Financial Information - Per Share

	Three Months Ended
	March 31,
	2015	2014
	(unaudited)

Net loss	$(0.14)	$(0.14)
Adjustments:
Depreciation and amortization expense	0.03	0.03
Stock-based compensation expense	0.02	0.02
Stock-based long-term incentive compensation	—	—
Interest and other income, net	—	—
Provision for income taxes	0.01	—
Litigation costs	—	—
Total net adjustments	0.06	0.05
Adjusted EBITDA per share - basic	$(0.08)	$(0.09)

Weighted-average number of shares of common stock outstanding:
Basic	51,217,220	50,297,747

Adjusted EBITDA per share - diluted	$(0.08)	$(0.09)

Weighted-average number of shares of common stock outstanding:
Diluted	51,217,220	50,297,747

Tremor Video, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2015	2014
	(unaudited)

Cash flows from operating activities:
Net loss	$(6,950)	$(7,229)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,777	1,586
Bad debt expense	13	18
Mark-to-market income	(3)	—
Stock-based compensation expense	1,108	967
Stock-based long-term incentive compensation expense	19	(40)
Net changes in operating assets and liabilities:
Decrease in accounts receivable	3,336	1,157
(Increase) decrease in prepaid expenses, other current assets and other long-term assets	(354)	182
Decrease in accounts payable and accrued expenses	(1,159)	(1,427)
Increase (decrease) in deferred rent and security deposits payable	390	(4)
Increase in deferred revenue	7	51
Net cash used in operating activities	(1,816)	(4,739)

Cash flows from investing activities:
Purchase of property and equipment	(1,108)	(956)
Net cash used in investing activities	(1,108)	(956)

Cash flows from financing activities:
Proceeds from the exercise of stock options	5	303
Tax withholdings related to net share settlements of restricted stock units	(132)	—
Net cash (used in) provided by financing activities	(127)	303

Net decrease in cash and cash equivalents	(3,051)	(5,392)

Effect of exchange rate changes in cash and cash equivalents	(60)	(11)

Cash and cash equivalents at beginning of period	77,787	92,691
Cash and cash equivalents at end of period	$74,676	$87,288